EXHIBIT 10.1

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$541,000.00	Date: March 23, 2011
Place: Mt. Laurel, NJ

FOR VALUE RECEIVED, TelVue Corporation, a Delaware corporation, (“Maker”), intending to be legally bound hereby, promises to pay to the order of H.F. (Gerry) Lenfest, an individual, (“Holder”) at such place as Holder may designate from time to time in writing, the principal sum of Five Hundred Forty-One Thousand Dollars ($541,000.00), in lawful money of the United States, without interest, payable on January 1, 2016, under this Second Amended and Restated Promissory Note (“Note”) as provided below until repaid in full.

1.         Purpose of Note.  This Note amends and restates that certain promissory note, Amended and Restated Promissory Note (the “Prior Note”), in the original principal amount of $541,000.00, dated June 16, 2005, between Maker and Holder.  Holder hereby relinquishes all rights and title to the Prior Note which shall be hereby null and void as of the date hereof.

2.         Maturity Date.  All outstanding principal due hereunder shall be repaid under the terms herein on January 1, 2016 (the “Maturity Date”).

3.         Prepayment.  This Note may be prepaid, in whole or in part, at any time prior to the Maturity Date without premium or penalty.

4.         Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

a.         Maker fails to make any payment of principal under this Note, and such failure continues uncured thirty (30) days after written notice of nonpayment to Maker;

b.         Maker (i) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) admits in writing its inability to pay debts as they mature, (iii) makes a general assignment for the benefit of creditors, (iv) is adjudicated bankrupt or insolvent, (v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) takes any action for the purpose of effecting any of the foregoing;

c.         Any order, judgment or decree is entered by any court of competent jurisdiction (i) approving a petition seeking reorganization of Maker or all or a substantial part of the assets of Maker, or (ii) appointing a receiver, sequester, trustee or liquidator of Maker or any of its property, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days or more.

5.         Remedies Upon Default.  Upon the occurrence of any Event of Default the entire unpaid principal balance hereunder thereon shall, at the option of Holder, become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, all of which are hereby expressly waived by Maker.

6.         Remedies Cumulative.  No right or remedy conferred upon or reserved to Holder under this Note, or now or hereafter existing at law or in equity or by statute or other legislative enactment, is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and shall be in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Holder, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefore shall occur.

7.         Miscellaneous.

a.         Assignment.  Maker shall not assign Note without the prior written consent of the Holder, and any attempted assignment in violation of this Section shall be null and void.  Subject to the foregoing, this Note inures to the benefit of Holder, his heirs, administrators, executors and permitted assigns and binds Maker, its successors and permitted assigns.

b.         Governing Law.  This Note shall be governed by the internal laws of the State of New Jersey without giving effect to it principles of conflicts of law.

c.         Notices.  All notices and other communications required or permitted to be given under or in connection with this Note shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), express courier service (signature required), or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be only upon receipt thereof):

If to Holder:

H.F. Lenfest

5 Tower Bridge, Suite 460

300 Barr Harbor Drive

West Conshohocken, PA 19428

Facsimile:  610-940-0602

If to Maker:

TelVue Corporation

16000 Horizon Way, Suite 500

Mt. Laurel, NJ 08054

Attention:  President, CEO

Facsimile:  856-866-7411

d.         Severability.  Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

e.         Waivers, Amendments, etc.  The provisions of this Note may from time to time be amended, modified or waived, only if such amendment, modification or waiver is in writing signed by Maker and Holder.  No failure or delay on the part of Holder in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first above written.

MAKER:

TELVUE CORPORATION

By:   /s/ Jesse Lerman

Jesse Lerman

President and Chief Executive Officer

HOLDER:

/s/ H.F. Lenfest

H.F. Lenfest